Free Writing Prospectus Filed Pursuant to Rule 433

To Prospectus dated April 29, 2016

Preliminary Prospectus Supplement dated May 14, 2018

Registration Statement File No. 333-211035

UNITED TECHNOLOGIES CORPORATION

FINAL TERM SHEET DATED MAY 14, 2018

€750,000,000 1.150% NOTES DUE 2024

€500,000,000 2.150% NOTES DUE 2030

Issuer:	United Technologies Corporation

Title:	1.150% Notes due 2024 (the “2024 Notes”) 2.150% Notes due 2030 (the “2030 Notes”)

Principal Amount:	€750,000,000 (2024 Notes) €500,000,000 (2030 Notes)

Maturity:	May 18, 2024 (2024 Notes) May 18, 2030 (2030 Notes)

Coupon:	1.150% (2024 Notes) 2.150% (2030 Notes)

Price to Public:	99.695% of face amount (2024 Notes) 99.467% of face amount (2030 Notes)

Underwriting Discount:	0.375% (2024 Notes) 0.470% (2030 Notes)

Yield to Maturity:	1.203% (2024 Notes) 2.201% (2030 Notes)

Benchmark Government Security:	DBR 1.500% due May 15, 2024 (2024 Notes) DBR 0.500% due February 15, 2028 (2030 Notes)

Spread to Benchmark Government Security:	+106.0 basis points (2024 Notes) +158.9 basis points (2030 Notes)

Benchmark Government Security Spot and Yield:	108.10; 0.143% (2024 Notes) 98.94; 0.612% (2030 Notes)

Mid-Swap Yield:	0.583% (2024 Notes) 1.201% (2030 Notes)

Spread to Mid-Swap:	+62 basis points (2024 Notes) +100 basis points (2030 Notes)

Interest Payment Dates:	Annually on May 18, commencing May 18, 2019 (2024 Notes) Annually on May 18, commencing May 18, 2019 (2030 Notes)

Interest Period:	From and including the last date on which interest was paid (or May 18, 2018 if no interest has been paid) to, but excluding, the next interest payment date

Payment Business Day Centers:	New York City, London, TARGET2 system days

Day Count Convention:	Actual/Actual (ICMA)

Payment Business Day Convention:	Following, Unadjusted

Make-Whole Call:	+20 basis points (prior to February 18, 2024) (2024 Notes) +25 basis points (prior to February 18, 2030) (2030 Notes)

Par Call:	On or after February 18, 2024 (2024 Notes) On or after February 18, 2030 (2030 Notes)

Proceeds, Before Expenses:	€744,900,000 (2024 Notes) €494,985,000 (2030 Notes)

Trade Date:	May 14, 2018

Settlement Date*:	May 18, 2018 (T+4)

CUSIP:	913017CU1 (2024 Notes) 913017CV9 (2030 Notes)

ISIN:	XS1822301203 (2024 Notes) XS1822302193 (2030 Notes)

Common Code:	182230120 (2024 Notes) 182230219 (2030 Notes)

Denominations:	€100,000 x €1,000

Ratings**:	A3/A- (Watch Negative/Watch Negative)

Listing:	Application will be made to list the notes on the New York Stock Exchange

Joint Book-Running Managers:	BNP Paribas
Deutsche Bank AG, London Branch
Goldman Sachs & Co. LLC
HSBC Securities (USA) Inc.
Merrill Lynch International
Morgan Stanley & Co. International plc

Target Market:	Eligible counterparties and professional clients only (all distribution channels); No PRIIPs key information document (KID) has been prepared as not available to retail in EEA
€750,000,000 FLOATING RATE NOTES DUE 2020

Issuer:	United Technologies Corporation

Title:	Floating Rate Notes due 2020

Principal Amount:	€750,000,000

Maturity:	May 18, 2020

Coupon:	3-month EURIBOR plus 20 basis points

Minimum Interest Rate:	0.000% per annum

Price to Public:	100.256% of face amount

Underwriting Discount:	0.20%

Initial Interest Determination Date:	May 16, 2018

Interest Reset Dates:	Quarterly on February 18, May 18, August 18 and November 18

Initial Interest Reset Date:	May 18, 2018

Interest Payment Dates:	Quarterly on February 18, May 18, August 18 and November 18, commencing August 18, 2018

Interest Period:	From and including the interest reset date to, but excluding, the next succeeding interest reset date (provided that the initial interest period will be the period from and including May 18, 2018 to, but excluding, the first interest reset date)

Payment Business Day Centers:	New York City, London, TARGET2 system days

Day Count Convention:	Actual/360

Payment Business Day Convention:	Modified Following, Adjusted

Proceeds, Before Expenses:	€750,420,000

Trade Date:	May 14, 2018

Settlement Date*:	May 18, 2018 (T+4)

CUSIP:	913017CT4

ISIN:	XS1822301039

Common Code:	182230103

Denominations:	€100,000 x €1,000

Ratings**:	A3/A- (Watch Negative/Watch Negative)

Listing:	Application will be made to list the notes on the New York Stock Exchange

Joint Book-Running Managers:	BNP Paribas
Deutsche Bank AG, London Branch
Goldman Sachs & Co. LLC
HSBC Securities (USA) Inc.
Merrill Lynch International
Morgan Stanley & Co. International plc

Target Market:	Eligible counterparties and professional clients only (all distribution channels); No PRIIPs key information document (KID) has been prepared as not available to retail in EEA

* It is expected that delivery of the notes will be made against payment therefor on or about May 18, 2018, which is four business days following the date of pricing of the notes (this settlement cycle being referred to as “T+4”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade their notes on the date of pricing or the next succeeding business day should consult their own advisor.

** Note: A security rating is not a recommendation to buy, sell or hold securities. Additionally, the security rating may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement), as amended, with the SEC for the offering to which this communication relates (File No. 333-211035). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Deutsche Bank AG, London Branch at 1-800-503-4611 or prospectus.CPDG@db.com.